Exhibit 99.1

CONTACT:

Jill Smith

Director, Corporate Communications

240.449.1250

jsmith@panacos.com

Panacos Announces Management Changes

Watertown, MA (September 24, 2007) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced the resignation of Peyton J. Marshall as Executive Vice President and Chief Financial Officer to pursue other opportunities and outside personal interests. The Company has initiated a search for a new CFO. In the interim, Robert Pelletier, VP Finance will assume responsibilities as Acting Principal Accounting Officer as he has done in the past for Panacos and at other public companies. “I thank Peyton on behalf of the Panacos team for his significant contributions to the Company, especially for taking on the role of Acting CEO after the tragic passing of Skip Ackerman in June 2006 and wish him all the best in his future endeavors,” commented Dr. Alan W. Dunton, Panacos’ President and CEO. “I also want to thank Bob Pelletier, a skilled finance executive, for taking on additional interim responsibilities,” added Dr. Dunton. “Bob joined us in August 2006 stepping in as VP, Finance as well as Acting Principal Accounting Officer.”

Dr. Dunton concluded, “We continue to move forward with the development of bevirimat for HIV. We have promising data from the first two cohorts of HIV treatment resistant patients in the 2b dose-finding trial of this novel HIV maturation inhibitor. We expect to have data from the 300 mg cohort early in the fourth quarter and also now have two new liquid formulations suitable for long term dosing.”

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in North America and Western Europe and approximately 40 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV strains, including those that are resistant to existing classes of drugs. The Company has completed seven clinical studies of bevirimat in over 300 subjects, showing significant reductions in viral load in HIV-infected subjects and a promising safety profile, and is currently in Phase 2b clinical trials. The Company also has a second-generation program in HIV maturation inhibition in clinical testing and a research program to develop oral HIV fusion inhibitors.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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